Exhibit 10.53

EXECUTION VERSION

THIRD AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of July 20, 2012 by and among MHC OPERATING LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Illinois (the “Borrower”), EQUITY LIFESTYLE PROPERTIES, INC., a corporation formed under the laws of the State of Maryland (the “Parent”), each of the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Parent, the Lenders, the Administrative Agent and certain other parties have entered into that certain Amended and Restated Credit Agreement dated as of May 19, 2011 (as amended and in effect immediately prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower, the Parent, the Lenders and the Administrative Agent desire to, among other things, amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. Subject to satisfaction of the conditions contained in Section 2 hereof, the parties hereto agree that the Credit Agreement is modified as follows:

(a) The Credit Agreement is amended by restating the table in the definition of “Applicable Facility Fee” contained in Section 1.1. in its entirety as follows:

Level	Facility Fee
1	0.25%
2	0.30%
3	0.35%
4	0.35%
5	0.40%

(b) The Credit Agreement is amended by restating the definition of “Applicable Margin” contained in Section 1.1. in its entirety as follows:

“Applicable Margin” means the percentage rate set forth below corresponding to the ratio of Total Indebtedness to Total Asset Value as determined in accordance with Section 9.1.(a):

Level	Ratio of Total Indebtedness to Total Asset Value	Applicable Margin
1	Less than or equal to 0.40 to 1.00	1.40%
2	Greater than 0.40 to 1.00 but less than or equal to 0.45 to 1.00	1.45%
3	Greater than 0.45 to 1.00 but less than or equal to 0.50 to 1.00	1.60%
4	Greater than 0.50 to 1.00 but less than or equal to 0.55 to 1.00	1.80%
5	Greater than 0.55 to 1.00	2.00%

The Applicable Margin shall be determined by the Administrative Agent from time to time in accordance with the table above, based on the range which the ratio of Total Indebtedness to Total Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 8.3. then falls in the table set forth above (each such range a “Level”). Any adjustment to the Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 8.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 8.3., the Applicable Margin shall equal the percentage corresponding to Level 5 until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Third Amendment Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin as set forth above following the Third Amendment Date, the Applicable Margin shall be determined based on Level 2. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.4.(c).

(c) The Credit Agreement is amended by restating the definition of “Secured Debt” contained in Section 1.1. in its entirety as follows:

“Secured Debt” means Indebtedness, the payment of which is secured by a Lien on any property; provided, however, that, except for the representation contained in the last sentence of Section 6.1.(g), any Indebtedness that is secured only by a pledge of Equity Interests shall not be considered to be Secured Debt.

(d) The Credit Agreement is amended by restating the definition of “Termination Date” contained in Section 1.1. in its entirety as follows:

“Termination Date” means September 15, 2016, as such date may be extended pursuant to Section 2.12.

(e) The Credit Agreement is amended by adding the following definition of “Third Amendment Date” to Section 1.1. in the appropriate alphabetical location:

“Third Amendment Date” means July 20, 2012.

(f) The Credit Agreement is amended by restating Section 2.12. in its entirety as follows:

The Borrower shall have the right, exercisable one time, to request that the Administrative Agent and the Lenders extend the Termination Date to September 15, 2017 (the “Extended Termination Date”). The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 30 days but not more than 60 days prior to the current Termination Date, a written request for such extension (the “Extension Request”). The Administrative Agent shall notify the Lenders if it receives the Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended to the Extended Termination Date effective upon receipt by the Administrative Agent of payment of the fee referred to in the following clause (b): (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist and (ii) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents and (b) the Borrower shall have paid the Fees payable under Section 3.5.(d).

(g) The Credit Agreement is amended by restating subsection (d) of Section 3.5. in its entirety as follows:

(d) Extension Fee. If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.12., the Borrower shall pay to the Administrative Agent for the account of each Lender a fee equal to one-fifth of one percent (0.20%) of the amount of such Lender’s Commitment (whether or not utilized).

(h) The Credit Agreement is amended by restating subsection (c) of Section 9.1. in its entirety as follows:

(c) Minimum Unencumbered Debt Yield. The Parent shall not permit the ratio (expressed as a percentage) of (i) Unencumbered Net Operating Income for any period of 12 consecutive calendar months ending during the term of this Agreement to (ii) Unsecured Debt to be less than 11.0% at any time.

(i) The Credit Agreement is amended by restating subsection (e) of Section 9.1. in its entirety as follows:

(e) Minimum Net Worth. The Parent shall not permit Net Worth at any time to be less than (i) $2,038,877,330 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected at any time after March 31, 2012 by the Parent, any of its Subsidiaries or any Unconsolidated Affiliate to any Person other than the Parent or any of its Subsidiaries; provided, however, the amount of any increase under clause (ii) resulting from Equity Issuances effected by an Unconsolidated Affiliate shall be limited to the Parent’s Ownership Share of such Unconsolidated Affiliate.

(j) The Credit Agreement is amended by deleting Schedule 6.1 .(h) attached thereto and replacing it with Schedule 6.1.(h) attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a) A counterpart of this Amendment duly executed by the Borrower, the Parent and all of the Lenders;

(b) An Acknowledgement substantially in the form of Exhibit A attached hereto, executed by each Guarantor;

(c) Evidence that the fees agreed to in writing by the Borrower and the Parent relating to this Amendment and all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent in connection with this Amendment, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and

(d) Such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a) Authorization. Each of the Borrower and the Parent has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Parent, for itself and in its capacity as the sole voting shareholder of MHC Trust, as general partner of the Borrower, and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of each of the Borrower and the Parent enforceable against each such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(b) Compliance with Laws, etc. The execution and delivery by each of the Borrower and the Parent of this Amendment and the performance by each such Person of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Government Approval or violate any Applicable Law relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any material indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and for the benefit of the Lenders and the Issuing Bank.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations. Each of the Borrower and the Parent hereby repeats and reaffirms all representations and warranties made by such Person to the Administrative Agent, the Issuing Bank and the Lenders in the Credit Agreement and the other Loan Documents to which it is a party in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.

Section 5. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed to be a Loan Document.

Section 6. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out of pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 7. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 9. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 11. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Amended and Restated Credit Agreement to be executed as of the date first above written.

MHC OPERATING LIMITED PARTNERSHIP By: MHC Trust, its General Partner

	By:	Equity Lifestyle Properties, Inc., its Sole Voting Shareholder

		By:	/s/ Paul Seavey
Name: Paul Seavey
Title: SVP And Treasurer

EQUITY LIFESTYLE PROPERTIES, INC.

By:	/s/ Paul Seavey
Name: Paul Seavey
Title: SVP And Treasurer

[Signatures Continued on Next Page]

[Signature Page to Third Amendment to Amended and Restated Credit Agreement

with MHC Operating Limited Partnership]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ Winita Lau
Name: Winita Lau
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Third Amendment to Amended and Restated Credit Agreement

with MHC Operating Limited Partnership]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ann E. Superfisky
Name: Ann E. Superfisky
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Third Amendment to Amended and Restated Credit Agreement

with MHC Operating Limited Partnership]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Curt M Steiner
Name: Curt M Steiner
Title: Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Third Amendment to Amended and Restated Credit Agreement

with MHC Operating Limited Partnership]

RBS CITIZENS, N.A., as a Lender

By:	/s/ Don Woods
Name: Don Woods
Title: SVP

[Signatures Continued on Next Page]

[Signature Page to Third Amendment to Amended and Restated Credit Agreement

with MHC Operating Limited Partnership]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Signatures Continued on Next Page]

[Signature Page to Third Amendment to Amended and Restated Credit Agreement

with MHC Operating Limited Partnership]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Dan LePage
Name: Dan LePage
Title: Authorized Signatory

[Signatures Continued on Next Page]

[Signature Page to Third Amendment to Amended and Restated Credit Agreement

with MHC Operating Limited Partnership]

MORGAN STANLEY BANK, N.A, as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

RFF

PAGE

EXHIBIT A

FORM OF GUARANTOR ACKNOWLEDGEMENT

THIS GUARANTOR ACKNOWLEDGEMENT dated as of July             , 2012 (this “Acknowledgement”) executed by each of the undersigned (the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), the Issuing Bank and each Lender a party to the Credit Agreement referred to below.

WHEREAS, MHC Operating Limited Partnership (the “Borrower”), Equity Lifestyle Properties, Inc. (the “Parent”), the Lenders, the Administrative Agent and certain other parties have entered into that certain Amended and Restated Credit Agreement dated as of May 19, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, each of the Guarantors is a party to that certain Amended and Restated Guaranty dated as of May 19, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) pursuant to which they guarantied, among other things, the Borrower’s obligations under the Credit Agreement on the terms and conditions contained in the Guaranty;

WHEREAS, the Borrower, the Parent, the Administrative Agent and the Lenders are to enter into a Third Amendment to Amended and Restated Credit Agreement dated as of the date hereof (the “Amendment”), to amend the terms of the Credit Agreement on the terms and conditions contained therein; and

WHEREAS, it is a condition precedent to the effectiveness of the Amendment that the Guarantors execute and deliver this Acknowledgement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Reaffirmation. Each Guarantor hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under the Guaranty and agrees that the transactions contemplated by the Amendment shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of such Guarantor thereunder.

Section 2. Governing Law. THIS ACKNOWLEDGEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Counterparts. This Acknowledgement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

[Remainder of Page Intentionally Left Blank]

A-1

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guarantor Acknowledgement as of the date and year first written above.

THE GUARANTORS:

MHC TRUST

By:	Equity Lifestyle Properties, Inc., Its sole Voting Shareholder

By:
Name:
Title:

MHC Tl000 TRUST

By:	MHC Operating Limited Partnership, its sole Voting Shareholder

By:	MHC Trust, its General Partner

By:	Equity Lifestyle Properties, Inc., its sole Voting Shareholder

By:
Name:
Title:

EQUITY LIFESTYLE PROPERTIES, INC.

By:
Name:
Title:

Schedule 6.1.(h)

Litigation

As disclosed in the Company’s 2012 10Q filing

Note 12—Commitments and Contingencies

California Rent Control Litigation

As part of the Company’s effort to realize the value of its Properties that are subject to rent control, the Company has initiated lawsuits against certain localities in California. The Company’s goal is to achieve a level of regulatory fairness in California’s rent control jurisdictions, and in particular those jurisdictions that prohibit increasing rents to market upon turnover. Such regulations allow tenants to sell their homes for a price that includes a premium above the intrinsic value of the homes. The premium represents the value of the future discounted rent-controlled rents, which is fully capitalized into the prices of the homes sold. In the Company’s view, such regulations result in a transfer to the tenants of the value of the Company’s land, which would otherwise be reflected in market rents. The Company has discovered through the litigation process that certain municipalities considered condemning the Company’s Properties at values well below the value of the underlying land. In the Company’s view, a failure to articulate market rents for sites governed by restrictive rent control would put the Company at risk for condemnation or eminent domain proceedings based on artificially reduced rents. Such a physical taking, should it occur, could represent substantial lost value to stockholders. The Company is cognizant of the need for affordable housing in the jurisdictions, but asserts that restrictive rent regulation does not promote this purpose because tenants pay to their sellers as part of the purchase price of the home all the future rent savings that are expected to result from the rent control regulations, eliminating any supposed improvement in the affordability of housing. In a more well-balanced regulatory environment, the Company would receive market rents that would eliminate the price premium for homes, which would trade at or near their intrinsic value. Such efforts include the following matters:

City of San Rafael

The Company sued the City of San Rafael in the U.S. District Court for the Northern District of California, challenging its rent control ordinance (the “Ordinance”) on constitutional grounds. The Company believes the litigation was settled by the City’s agreement to amend the ordinance to permit adjustments to market rent upon turnover. The City subsequently rejected the settlement agreement. The Court refused to enforce the settlement agreement, and submitted to a jury the claim that it had been breached. In October 2002, a jury found no breach of the settlement agreement.

The Company’s constitutional claims against the City were tried in a bench trial during April 2007. On April 17, 2009, the Court issued its Order for Entry of Judgment in the Company’s favor (the “April 2009 Order”). On June 10, 2009, the Court ordered the City to pay the Company net fees and costs of approximately $2.1 million. On June 30, 2009, as anticipated by the April 2009 Order, the Court entered final judgment that gradually phased out the City’s site rent regulation scheme that the Court found unconstitutional. Pursuant to the final judgment, existing residents of the Company’s Property in San Rafael will be able to continue to pay site rent as if the Ordinance were to remain in effect for a period of ten years, enforcement of the Ordinance was immediately enjoined with respect to new residents of the Property, and the Ordinance will expire entirely ten years from the June 30, 2009 date of judgment.

The City and the residents’ association (which intervened in the case) appealed, and the Company cross-appealed. The briefing has been completed, but a date for oral argument remains to be set by the Court of Appeals.

City of Santee

In June 2003, the Company won a judgment against the City of Santee in California Superior Court (Case No. 777094). The effect of the judgment was to invalidate, on state law grounds, two rent control ordinances the City of Santee had enforced against the Company and other property owners. However, the Court allowed the City to continue to enforce a rent control ordinance that predated the two invalid ordinances (the “prior ordinance”). As a result of the judgment the Company was entitled to collect a one-time rent increase based upon the difference in annual adjustments between the invalid ordinance(s) and the prior ordinance and to adjust its base rents to reflect what the Company could have charged had the prior ordinance been continually in effect. The City of Santee appealed the judgment. The City and the tenant association also each sued the Company in separate actions alleging that the rent adjustments pursuant to the judgment violated the prior ordinance (Case Nos. GIE 020887 and GIE 020524), sought to rescind the rent adjustments, and sought refunds of amounts paid, and penalties and damages in these separate actions. As a result of further proceedings and a series of appeals and remands, the Company was required to and did release the additional rents to the tenant association’s counsel for disbursement to the tenants, and the Company has ceased collecting the disputed rent amounts.

The tenant association continued to seek damages, penalties and fees in their separate action based on the same claims the City made on the tenants’ behalf in the City’s case. The Company moved for judgment on the pleadings in the tenant association’s case on the ground that the tenant association’s case was moot in light of the result in the City’s case. On November 6, 2008, the Court granted the Company’s motion for judgment on the pleadings without leave to amend. The tenant association appealed. In June 2010, the Court of Appeal remanded the case for further proceedings. On remand, on December 12, 2011, the Court granted the Company’s motion for summary judgment and denied the tenant association’s motion for summary judgment. On January 9, 2012, the Court entered judgment in favor of the Company, specifying that the tenant association shall recover nothing. On January 26, 2012, the Court set March 30, 2012 as the date for hearing the Company’s motion for attorneys’ fees and the tenant associations’ motion to reduce the Company’s claim for costs. On March 26, 2012, the tenant association filed a notice of appeal. On April 11, 2012, the tenant association agreed to dismiss its appeal in exchange for the Company’s agreement to dismiss its claims for attorneys’ fees and other costs. The parties are in the process of memorializing that agreement.

In addition, the Company sued the City of Santee in federal court alleging all three of the ordinances are unconstitutional under the Fifth and Fourteenth Amendments to the United States Constitution. On October 13, 2010, the District Court: (1) dismissed the Company’s claims without prejudice on the ground that they were not ripe because the Company had not filed and received from the City a final decision on a rent increase petition, and (2) found that those claims are not foreclosed by any of the state court rulings. On November 10, 2010, the Company filed a notice of appeal from the District Court’s ruling dismissing the Company’s claims. On April 20, 2011, the appeal was voluntarily dismissed pursuant to stipulation of the parties.

In order to ripen its claims, the Company filed a rent increase petition with the City. At a hearing held on October 6, 2011, the City’s Manufactured Home Fair Practices Commission voted to deny that petition, and subsequently entered written findings denying it. The Company appealed that determination to the Santee City Council, which on January 25, 2012 voted to deny the appeal.

In view of that adverse final decision on its rent increase petition, on January 31, 2012 the Company filed a new complaint in federal court alleging that the City’s ordinance effectuates a regulatory and private taking of the Company’s property and is unconstitutional under the Fifth and Fourteenth Amendments to the United States Constitution. On April 2, 2012, the City filed a motion to dismiss the new complaint. A hearing date on that motion has been set for May 7, 2012. In addition, on February 1, 2012, the Company also filed in state court a petition for a writ of administrative mandamus seeking orders correcting and vacating the decisions of the City and its Manufactured Home Fair Practices Commission, and directing that the Company’s rent increase petition be granted.

Colony Park

On December 1, 2006, a group of tenants at the Company’s Colony Park Property in Ceres, California filed a complaint in the California Superior Court for Stanislaus County alleging that the Company had failed to properly maintain the Property and had improperly reduced the services provided to the tenants, among other allegations. The Company answered the complaint by denying all material allegations and filed a counterclaim for declaratory relief and damages. The case proceeded in Superior Court because the Company’s motion to compel arbitration was denied and the denial was upheld on appeal. Trial of the case began on July 27, 2010. After just over three months of trial in which the plaintiffs asked the jury to award a total of approximately $6.8 million in damages, the jury rendered verdicts awarding a total of less than $44,000 to six out of the 72 plaintiffs, and awarding nothing to the other 66 plaintiffs. The plaintiffs who were awarded nothing filed a motion for a new trial or alternatively for judgment notwithstanding the jury’s verdict, which the Court denied on February 14, 2011. All but 3 of the 66 plaintiffs to whom the jury awarded nothing have appealed, and the appeal is in the briefing stage.

By orders entered on December 14, 2011, the Court awarded the Company approximately $2.0 million in attorneys’ fees and other costs jointly and severally against the plaintiffs to whom the jury awarded nothing, and awarded no attorneys’ fees or costs to either side with respect to the six plaintiffs to whom the jury awarded less than $44,000. Plaintiffs have filed an appeal from the approximately $2.0 million award to the Company of attorneys’ fees and other costs.

California Hawaiian

On April 30, 2009, a group of tenants at the Company’s California Hawaiian Property in San Jose, California filed a complaint in the California Superior Court for Santa Clara County alleging that the Company has failed to properly maintain the Property and has improperly reduced the services provided to the tenants, among other allegations. The Company moved to compel arbitration and stay the proceedings, to dismiss the case, and to strike portions of the complaint. By order dated October 8, 2009, the Court granted the Company’s motion to compel arbitration and stayed the court proceedings pending the outcome of the arbitration. The plaintiffs filed with the Court of Appeal a petition for a writ seeking to overturn the trial court’s arbitration and stay orders. On May 10, 2011, the Court of Appeal granted the petition and ordered the trial court to vacate its order compelling arbitration and to restore the matter to its litigation calendar for further proceedings. On May 24, 2011, the Company filed a petition for rehearing requesting the Court of Appeal to reconsider its May 10, 2011 decision. On June 8, 2011, the Court of Appeal denied the petition for rehearing. On June 16, 2011, the Company filed with the California Supreme Court a petition for review of the Court of Appeal’s decision. On August 17, 2011, the California Supreme Court denied the petition for review. Discovery in the case is proceeding. The Company believes that the allegations in the complaint are without merit, and intends to vigorously defend the litigation.

Hurricane Claim Litigation

On June 22, 2007, the Company filed suit in the Circuit Court of Cook County, Illinois (Case No. 07CH16548), against its insurance carriers, Hartford Fire Insurance Company, Essex Insurance Company, Lexington Insurance Company and Westchester Surplus Lines Insurance Company, regarding a coverage dispute arising from losses suffered by the Company as a result of hurricanes that occurred in Florida in 2004 and 2005. The Company also brought claims against Aon Risk Services, Inc. of Illinois (“Aon”), the Company’s former insurance broker, regarding the procurement of appropriate insurance coverage for the Company. The Company is seeking declaratory relief establishing the coverage obligations of its carriers, as well as a judgment for breach of contract, breach of the covenant of good faith and fair dealing, unfair settlement practices and, as to Aon, for failure to provide ordinary care in the selling and procuring of insurance. The claims involved in this action are approximately $11 million.

In response to motions to dismiss, the trial court dismissed: (1) the requests for declaratory relief as being duplicative of the claims for breach of contract and (2) certain of the breach of contract claims as being not ripe until the limits of underlying insurance policies have been exhausted. On or about January 28, 2008, the Company filed its Second Amended Complaint (“SAC”), which the insurers answered. In response to the court’s dismissal of the SAC’s claims against Aon, the Company ultimately filed, on February 2, 2009, a new Count VIII against Aon alleging a claim for breach of contract, which Aon answered. In January 2010, the parties engaged in a settlement mediation, which did not result in a settlement. In June 2010, the Company filed motions for partial summary judgment against the insurance companies seeking a finding that our hurricane debris cleanup costs are within the extra expense coverage of our excess insurance policies. On December 13, 2010, the Court granted the motion. Discovery is proceeding with respect to various remaining issues, including the amounts of the debris cleanup costs the Company is entitled to collect pursuant to the Court’s order granting the Company partial summary judgment.

The Company has entered settlements of its claims with certain of the insurers and also received additional payments from certain of the insurers since filing the lawsuit, collectively totaling approximately $7.4 million.

California and Washington Wage Claim Class Actions

On October 16, 2008, the Company was served with a class action lawsuit in California state court filed by a single named plaintiff. The suit alleges that, at the time the Company acquired the assets of Privileged Access, LP and its affiliates (“PA”), the Company and other named defendants willfully failed to pay former California employees of PA who became employees of the Company all of the wages they earned during their employment with PA, including accrued vacation time. The suit also alleges that the Company improperly “stripped” those employees of their seniority. The suit asserts claims for alleged violation of the California Labor Code; alleged violation of the California Business & Professions Code and for alleged unfair business practices; alleged breach of contract; alleged breach of the duty of good faith and fair dealing; and for alleged unjust enrichment. The original complaint sought, among other relief, compensatory and statutory damages; restitution; pre-judgment and post-judgment interest; attorney’s fees, expenses and costs; penalties; and exemplary and punitive damages. The complaint did not specify a dollar amount sought. The Court granted in part without leave to amend and in part with leave to amend the Company’s motions seeking dismissal of the plaintiffs original complaint and various amended complaints. Discovery proceeded on the remaining claims in the third amended complaint. On February 15, 2011, the Court granted plaintiffs motion for class certification. On June 22, 2011, the Court determined the content of the class notice.

On December 16, 2008, the Company was served with a class action lawsuit in Washington state court filed by a single named plaintiff, represented by the same counsel as the plaintiff in the California class action. The complaint asserts on behalf of a putative class of Washington employees of PA who became employees of the Company substantially similar allegations as are alleged in the California class action. The Company moved to dismiss the complaint. On April 3, 2009, the court dismissed: (1) the first cause of action, which alleged a claim under the Washington Labor Code for failure to pay accrued vacation time; (2) the second cause of action, which alleged a claim under the Washington Labor Code for unpaid wages on termination; (3) the third cause of action, which alleged a claim under the Washington Labor Code for payment of wages less than entitled; and (4) the fourth cause of action, which alleged a claim under the Washington Consumer Protection Act. The court did not dismiss the fifth cause of action for breach of contract, the sixth cause of action for breach of the duty of good faith and fair dealing; or the seventh cause of action for unjust enrichment. On May 22, 2009, the Company filed a motion for summary judgment on the causes of action not previously dismissed, which was denied. With leave of court, the plaintiff filed an amended complaint, the material allegations of which the Company denied in an answer filed on September 11, 2009. On July 30, 2010, the named plaintiff died as a result of an unrelated accident.

On November 22, 2011, the parties agreed to a settlement, which remains subject to court approval and other conditions, the principal terms of which are that, without admitting any liability, the Company would pay $0.5 million in cash, would provide one week of vacation to the vacation balance of any class member who on August 13, 2008 had at least five years of service with a PA affiliate (the cost of which to the Company would be approximately $0.1 million), and would receive in exchange a full release of all claims, including claims for attorneys’ fees and costs, in both the California and Washington Class Actions.

Membership Class Action

On July 29, 2011, the Company was served with a class action lawsuit in California state court filed by two named plaintiffs, who are husband and wife. Among other allegations, the suit alleges that the plaintiffs purchased a membership in the Company’s Thousand Trails network of campgrounds and paid annual dues; that they were unable to make a reservation to utilize one of the campgrounds because, they were told, their membership did not permit them to utilize that particular campground; that the Company failed to comply with the written disclosure requirements of various states’ membership camping statutes; that the Company misrepresented that it provides a money-back guaranty; and that the Company misrepresented that the campgrounds or portions of the campgrounds would be limited to use by members.

Allegedly on behalf of “between 100,000 and 200,000” putative class members, the suit asserts claims for alleged violation of: (l)the California Civil Code §§ 1812.300, et seq.; (2) the Arizona Revised Statutes §§ 32-2198, et seq.; (3) Chapter 222 of the Texas Property Code; (4) Florida Code §§ 509.001, et seq.; (5) Chapter 119B of the Nevada Administrative Code; (6) Business & Professions Code §§ 17200, et seq., (7) Business & Professions Code §§ 17500; (8) Fraud—Intentional Misrepresentation and False Promise; (9) Fraud -Omission; (10) Negligent Misrepresentation; and (11) Unjust Enrichment. The complaint seeks, among other relief, rescission of the membership agreements and refund of the member dues of plaintiffs and all others who purchased a membership from or paid membership dues to the Company since July 21, 2007; general and special compensatory damages; reasonable attorneys’ fees, costs and expenses of suit; punitive and exemplary damages; a permanent injunction against the complained of conduct; and pre-judgment interest.

On August 19, 2011, the Company filed an answer generally denying the allegations of the complaint, and asserting affirmative defenses. On August 23, 2011, the Company removed the case from the California state court to the federal district court in San Jose. The Company will vigorously defend the lawsuit.

Other

The Company is involved in various other legal and regulatory proceedings arising in the ordinary course of business. Such proceedings include, but are not limited to, notices, consent decrees, information requests, and additional permit requirements and other similar enforcement actions by governmental agencies relating to the Company’s water and wastewater treatment plants and other waste treatment facilities. Additionally, in the ordinary course of business, the Company’s operations are subject to audit by various taxing authorities. Management believes that all proceedings herein described or referred to, taken together, are not expected to have a material adverse impact on the Company. In addition, to the extent any such proceedings or audits relate to newly acquired Properties, the Company considers any potential indemnification obligations of sellers in favor of the Company.